Exhibit 99.2

MAY 15, 2014 / 8:30PM, FDNH - Q1 2014 Foundation Healthcare, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Casey Stegman Foundation Healthcare - IRO

Stanton Nelson Foundation Healthcare - CEO

Mark Kidd Foundation Healthcare - CFO

CONFERENCE CALL PARTICIPANTS

Dan Trang Stonegate Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to the first quarter 2014 Foundation Healthcare Incorporated Earnings Conference Call. My name is Kim and I will be your operator for today. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session.

(Operator instructions).

As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Mr. Casey Stegman, Investor Relations. Please proceed.

Casey Stegman - Foundation Healthcare - IRO

Thanks, Kim. Good afternoon, everyone. And thank you for participating in today’s conference call to discuss Foundation Healthcare’s financial results for the first quarter of 2014.

The purpose of this call is to review the Company’s financial results for the quarter, as well as provide you with some additional color on the business. This marks the third full quarter of results since the acquisition of Foundation Surgical Hospital Affiliates and Foundation Surgical Affiliates.

Joining us on the call today are Foundation Healthcare’s CEO, Stanton Nelson, as well as Foundation’s CFO, Mark Kidd.

Following the prepared remarks, we will open up the call for questions.

Before we begin the conference today, I would like to take a moment to read the Company’s Safe Harbor Statement. Statements made during this call today include forward-looking statements that are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks that the Company is unable to refinance a majority of its existing debt, maintain enough liquidity to execute its business plan, continue as a going concern. Risks and uncertainties not in the control of the Company include, without limitation, the current economic climate and other risks and uncertainties enumerated and described in the Company’s annual report on Form 10-K and other filings with the Securities and Exchange Commission, which filings are available on the SEC website at www.sec.gov.

And, with that, I’d like to hand over the call to Stanton Nelson, Foundation Healthcare CEO. Stanton?

MAY 15, 2014 / 8:30PM, FDNH - Q1 2014 Foundation Healthcare, Inc. Earnings Conference Call

Stanton Nelson - Foundation Healthcare - CEO

Thanks, Casey. Good afternoon, and thank you for joining the call. Today, we will discuss our results for the first quarter of 2014. This marks the third full quarter since our acquisition of the Foundation entities in July of 2013.

As of March 31, Foundation owns 10 surgery centers and four surgical hospitals. Currently, we have two hospitals in San Antonio and El Paso, Texas, in which we own 51% and 54%, respectively, while the balance of our assets are minority owned, ranging from 10% to 32% in ownership.

Our business model is straightforward as, ideally, we want to own a minimum of 51% of each surgical hospital, with the balance being owned by our physician partners. Once we enter into a market, we then look to build our ancillary ecosystem. We will look for opportunities that include outpatient surgery centers, imaging facilities, oncology, pain management, and other ancillary services that complement our surgical hospital.

In the first quarter of 2014, we continue to see outstanding clinical results. Once again, I am very proud of the Foundation clinical teams and their efforts towards patient safety and excellence. Our hospitals continue to focus on clinical outcomes, which have provided our patients the highest in standard of care. This is demonstrated through the 96% patient satisfaction score achieved in the first quarter of 2014. In addition, Foundation hospitals have achieved the highest outcome rating of 100% on each of the CMS clinical outcome measures.

These measures include preventing surgical site infections, post-surgical thrombosis and stroke. The facilities have had a zero incident of wrong-site surgery, and had a zero incident of falls and medication errors. Foundation’s clinical teams recognize that through excellent clinical outcomes those patients will have a positive surgical experience with minimal risk.

Mark will go into the details of the first quarter, but I wanted to highlight some key metrics.

Total revenues for the first quarter were $22.1 million, up 18% over the first quarter of 2013. Adjusted EBITDA of approximately $900,000 for the first quarter of 2014, compared to $150,000 in the first quarter of 2013. Of the $22.1 million of revenue in the first quarter, $19.5 million came from our majority owned hospitals.

The increase in net revenue was largely driven by increased surgical volumes at both El Paso and San Antonio. At those two hospitals, we saw an increase in net revenue by $1.5 million and $2.1 million, respectively.

As I mentioned on our last call, our first quarter was affected partly by out-of-pocket deductibles having not been met, coupled with the unusually long winter. That being said, we remain very optimistic in 2014, as we will continue to grow organically at our two majority owned hospitals, along with the rest of the assets we own.

Lastly, there are three main objectives we hope to accomplish in 2014. First, we plan to refinance our debt, which will extend the maturities, but, more importantly, improve cash flow as we push out amortizations. We expect to have this objective completed in the second quarter.

Second, growing organically in the two markets we have majority ownership. We will do this in two ways. Continue to recruit new doctors as partners and increase margin by focus on better [parity] contracts and continue to reduce our medical supply and labor costs.

Finally, we will look for strategic options for our minority owned assets. Ideally, we’d like to own 51% of each asset we own today. If this isn’t possible, we will explore strategic options, which might include the sale of that asset. The proceeds from the potential sale will be used to either pay down debt or reinvest in markets we have majority ownership.

I will now to turn the call over to Mark Kidd to discuss our financials for the first quarter of 2014. Mark?

MAY 15, 2014 / 8:30PM, FDNH - Q1 2014 Foundation Healthcare, Inc. Earnings Conference Call

Mark Kidd - Foundation Healthcare - CFO

Thank you, Stanton. And good afternoon, everyone. For the quarter ended March 31, 2014, net revenues were $22.1 million, an increase of 18% from $18.7 million in the first quarter of 2013. Our net revenues are comprised, primarily, of our patient services revenues at our hospitals in San Antonio and El Paso, management fees from hospitals and ASCs that we manage, and our equity in the earnings of affiliated hospitals and ASCs.

Revenues from our patient services increased 23% to $19.5 million during the first quarter of 2014, compared to $15.9 million in the year-ago quarter, which, as Stanton mentioned, was primarily due to an increase of $1.5 million in both outpatient surgical cases and inpatient spine cases at our hospital in El Paso, and an increase of $2.1 million at our hospital in San Antonio due to increased patient volumes and higher average revenue per case.

Operating expenses for the first quarter of 2014 increased 19% to $23.4 million, compared to $19.7 million in the year-ago quarter. The increase was primarily due to stock compensation, expenses associated with the legacy Graymark Healthcare business that are not included in the first quarter of 2013, increased supply costs related to higher surgical volumes, and increased legal and professional fees.

Our loss from continuing operations net of taxes in the first quarter of 2014 was $1 million, compared to $1.4 million in the year-ago quarter. Net loss attributable to Foundation common stock was $1.9 million, or $0.01 per share in the first quarter of 2014, compared to $0.3 million, or $0.0 per share in the year-ago quarter.

Adjusted EBITDA from continuing operations in the first quarter of 2014 was $0.9 million, compared to $0.2 million in the year-ago quarter.

Moving to the balance sheet, on March 31, 2014, cash and cash equivalents totaled $4.0 million, compared to $4.2 million at December 31, 2013. As of March 31, 2014, our total debt was $22.8 million, compared to $23.6 million at December 31, 2013. In addition, we have $4 million of debt included in current liabilities from discontinued operations. The decrease in outstanding debt is due to payments on debt during the quarter, which were offset by increases in short term debt.

The primary sources of operating cash flow during the quarter included the net loss from continuing operations, adjusted for non-cash items, such as depreciation and amortization, and increases in accrued and other liabilities. The primary uses of cash flow from operations during the quarter was a reduction in accounts payable and other current liabilities.

In March 2014, we executed a 15-year master lease on the building occupied by our hospital subsidiary in San Antonio. In conjunction with the master lease and certain other agreements with the landlord, we received $4.1 million at the inception of the lease. The cash received will be recorded as a reduction in the rent expense over the life of the master lease.

I will turn the call back over to Stanton. Stanton?

Stanton Nelson - Foundation Healthcare - CEO

Thanks, Mark. Operator, I think at this time, I believe we’re ready to open up the line for questions.

QUESTIONS AND ANSWERS

Operator

(Operator instructions). Your first question comes from the line of Dan Trang from Stonegate Securities. Please proceed.

MAY 15, 2014 / 8:30PM, FDNH - Q1 2014 Foundation Healthcare, Inc. Earnings Conference Call

Dan Trang - Stonegate Securities - Analyst

Hi, Stanton. Hi, Mark. Thanks for taking my questions.

Stanton Nelson - Foundation Healthcare - CEO

Thanks, Dan.

Dan Trang - Stonegate Securities - Analyst

Regarding any possible divestiture, what would be some of the criterion that would make you guys feel it would be a strategic move to pursue that?

Stanton Nelson - Foundation Healthcare - CEO

Well, I think the main thing is, as I mentioned on previous calls, is that we would like to really invest in our hospitals that we have majority ownership in. So, if, for some reason we weren’t able to obtain that 51% ownership in our two minority owned hospitals or our ASCs, we might look for strategic options that could include a sale of those assets.

Dan Trang - Stonegate Securities - Analyst

OK. And, kind of, a follow up of that. How is the process of looking at possible acquisition candidates coming along? I know you mentioned that in the last call. Just wondering, kind of, how active are you guys in that area?

Stanton Nelson - Foundation Healthcare - CEO

Well, we’re very active, especially in the markets that - you know - on the ancillary lines in our existing two markets in San Antonio and El Paso. Dan, you’re familiar with the model. So, looking for opportunities in imaging, potentially oncology, pain management, outpatient surgery centers, and anything that would complement the surgical hospitals. So, we certainly have identified several opportunities like that. And we’ll continue to go down that path.

Dan Trang - Stonegate Securities - Analyst

OK. And regarding any uncertainty you may have had last year regarding the Affordable Care Act, have those kind of issues, kind of, smoothed out regarding reimbursement?

Stanton Nelson - Foundation Healthcare - CEO

Yes. We haven’t - you know - especially at our most profitable hospital in San Antonio, we haven’t really been affected at all by the ACA, and really don’t expect to. So, in the cases of El Paso, I think - you know - it’s still a bit early to tell. But - you know - certainly believe that we’re positioned right in terms of being focused specific on surgery and being able to deliver high patient quality care to the patients that come to our hospitals. So, we hadn’t really been affected - our belief - by the ACA.

Dan Trang - Stonegate Securities - Analyst

OK. Regarding any negotiations you may have had with your debt holders, how is that progressing?

MAY 15, 2014 / 8:30PM, FDNH - Q1 2014 Foundation Healthcare, Inc. Earnings Conference Call

Stanton Nelson - Foundation Healthcare - CEO

Well, as I mentioned on the call earlier, we certainly expect that we will refinance all of our senior debt in this quarter. We do have an opportunity with another regional bank that has provided a term sheet. And it’s one we believe that we can accept. So, hopefully, we will be able to act on that and be able to refinance our debt here in the short term.

Dan Trang - Stonegate Securities - Analyst

OK. Maybe this question is better suited toward Mark. But regarding the legacy Graymark system, I’m wondering how much of your OpEx is attributable to that, and how much we can, kind of, expect going forward?

Mark Kidd - Foundation Healthcare - CFO

Yes, Dan. With respect to the first quarter, it’s about $0.6 million was related to legacy Graymark. And we look for that to reduce as we continue on, although a portion of it is attributable to the sleep business that we do have continuing.

Dan Trang - Stonegate Securities - Analyst

And wondering when you guys will be releasing your Q?

Mark Kidd - Foundation Healthcare - CFO

It will be filed today in about 10 minutes.

Dan Trang - Stonegate Securities - Analyst

OK. All right. That’s everything I have.

Stanton Nelson - Foundation Healthcare - CEO

Thanks, Dan.

Operator

(Operator instructions). And ladies and gentlemen, this concludes our question-and-answer session. I will now turn the call back to Mr. Stanton Nelson.

Stanton Nelson - Foundation Healthcare - CEO

Thanks, everyone. And thank you for listening to our first quarter earnings call. I look forward to speaking to you all next time when we announce our second quarter results. Thank you very much.

Operator

Ladies and gentlemen, this concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.